As filed with the Securities and Exchange Commission on January 29, 1999
                                                     Registration No.  333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                              EVANS, SYSTEMS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Texas
--------------------------------------------------------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   74-1613155
--------------------------------------------------------------------------------

                                  (IRS Employer
                             Identification Number)


                           ---------------------------

                               720 Avenue F North
                              Bay City, Texas 77404
                                 (409) 245-2424
                      ------------------------------------


              (Address, Including Zip Code, and Telephone Number of
                    Registrant's Principal Executive Offices)

                           ---------------------------


                              JERRIEL L. EVANS, SR.
                                    President
              Mailing Address: P.O. Box 2480, Bay City, Texas 77404
          Physical Address: 720 Avenue F. North, Bay City, Texas 77414
                        Telephone number: (409) 245-2424

            (Name, Address, Including Zip Code, and Telephone Number
                              of Agent for Service)

                                    Copy to:
                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                Amount             Proposed Maximum            Proposed Maximum
  Title of Shares to            to be               Aggregate Price               Aggregate                    Amount of
    be Registered             Registered               Per Share                Offering Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,                  390,000                 $15.25(1)                $5,947,500.00                  $1,653.41
$.01 par value
======================  ======================  =======================  ============================  =========================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon the per share average of high and low sales prices of Common Stock on the Nasdaq National Market on January 28, 1999.

                              --------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND WE MAY CHANGE IT. OUR STOCKHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES. IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THEY DO NOT PERMIT THE OFFER OR SALE.


                  SUBJECT TO COMPLETION, DATED JANUARY 29, 1999

PROSPECTUS
                         390,000 SHARES OF COMMON STOCK

                               EVANS SYSTEMS, INC.


         The selling shareholders listed in this Prospectus are offering and selling up to 390,000 shares of common stock of Evans Systems, Inc. We will not receive any of the proceeds from such sale.

         Our common stock is listed on the Nasdaq National Market under the symbol "EVSI." The last reported bid price for the common stock on January 25, 1999 was $15.25 per share.

         The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. Any broker-dealer acquiring the common stock from the selling shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Prospectus.


--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning at page 4.

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------











                     The date of this Prospectus is , 1999.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1- 800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our Common Stock is listed on the Nasdaq National Market System ("Nasdaq") under the symbol ("EVSI"). Reports and other information regarding our Nasdaq listing may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006 or over the Internet at Nasdaq's website at http://www.nasdaq.com.



                                TABLE OF CONTENTS




WHERE YOU CAN FIND MORE INFORMATION...........................................2

INCORPORATION BY REFERENCE....................................................3

ABOUT THIS PROSPECTUS.........................................................3

RISK FACTORS..................................................................4

ABOUT THE COMPANY.............................................................8

USE OF PROCEEDS...............................................................9

SELLING SHAREHOLDERS..........................................................9

TRANSFER AGENT...............................................................10

PLAN OF DISTRIBUTION.........................................................10

LEGAL MATTERS................................................................11

ADDITIONAL INFORMATION.......................................................11

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          (1) Our Annual Report on Form 10-K, as amended, for the year ended September 30, 1998; and

          (3) Our Application for Registration of our Common Stock on Form 8-A dated June 18, 1993, as amended by Form 8-A/A filed July 7, 1993.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                           Evans Systems, Inc.
                           P.O. Box 2480
                           Bay City, Texas  77404
                           Attn: J.L. Evans, Jr.
                           (409) 245-2424


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of this document or any such supplement.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in such common stock.

WORKING CAPITAL DEFICIENCY; HISTORY OF LOSSES

         While our working capital was approximately $1.2 million at September 30, 1998, w e have a history of limited working capital and had a working capital deficiency of approximately $1.7 million at September 30, 1997. In addition, we had cash and cash equivalents of approximately $830,000 and had no availability under our existing borrowing agreements as of September 30, 1998. We have entered into loan agreements with financial institutions that require us to comply with certain financial and nonfinancial covenants. As of September 30, 1998, we were in violation of certain such covenants and were not in compliance with the borrowing base limits with one lender. We have obtained agreements from two lenders to forbear acceleration of these loans, each of which expired on October 31, 1998. We have received a letter of commitment from one of our present bank lenders, pursuant to which the lender would (i) waive all previous covenant defaults; (ii) extend the maturity of its loan balance to January 31, 2001; and (iii) assume the amounts outstanding under the other bank lender's loans under their current terms and conditions. Under the proposed terms of this refinancing, such bank lender would receive a first lien position on certain of our assets and we would be required to comply with certain financial covenant obligations, including minimum net worth, minimum earnings before interest, taxes and depreciation, working capital ratio and fixed charge coverage ratio. While we believe that we will be able to comply with the proposed financial covenants during the foreseeable future, there can be no assurance that we will be able to do so. If our efforts to secure such financing on commercially reasonable terms are unsuccessful, there may be a materially adverse effect on our results of operations.

         Although our reported net profits were approximately $1.1 million and $335,000 for the fiscal years ended September 30, 1996 and September 30, 1995, respectively, we have incurred net losses of approximately $4.2 million and $4.3 million for the fiscal years ended September 30, 1998 and September 30, 1997, respectively. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

SUBSTANTIAL INDEBTEDNESS

         As of September 30, 1998, we had outstanding, on a consolidated basis, approximately $12.8 million of indebtedness from continuing operations. The potential consequences that this level of indebtedness could have on our business and future prospects are as follows:

         o        Our ability to obtain any  necessary  financing  in the future
                  for  working  capital,  capital  expenditures,   debt  service
                  requirements or other purposes may be limited.

         o A substantial portion of our cash flow from operations, if any, may be required to be dedicated to the payment of principal of and interest on our indebtedness.

         o We will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

         o Our vulnerability may be increased in the event of a downturn in our business.

COMPETITION

         We compete with other companies in petroleum marketing, convenience store operations and environmental remediation. Each of these businesses is highly competitive and includes competitors with significantly greater resources and better brand-name recognition than us. We cannot be certain that we will be able to compete successfully. The following are the competitive factors that we believe will be significant on our various businesses:

         o Gasoline profit margins have a significant impact on our earnings. Since gasoline is essentially a commodity product, the profit margins are often influenced by factors beyond our control, such as volatility in the wholesale gasoline market, and are continually influenced by competition.

         o        The  distribution of refined  petroleum  products  business is
                  extremely   competitive,   with  narrow   margins,   requiring
                  constant, careful attention, supervision and controls.

         o The environmental remediation industry is growing and will continue to face increasing competition as more companies enter the business.

         o The high degree of competition in the convenience store business has resulted in bankruptcies and reorganizations for a number of companies in recent years. Key competitive factors in convenience store operations include, among others, location, store management, product selection, pricing, hours of operation, store safety, cleanliness, and product promotions and marketing.

GOVERNMENT REGULATION AND POTENTIAL LEGISLATION

         The businesses we operate are subject to numerous federal, state and local laws, regulations and ordinances. In addition, various federal, state and local legislative and regulatory proposals are made from time to time to, among other things, increase the minimum wage payable to employees, and increase taxes on, and regulation of, the retail sale of certain products, such as tobacco products and alcoholic beverages. Changes to these laws, regulations or ordinances may adversely affect our performance by increasing our costs or affecting our sales of certain products.

ENVIRONMENTAL ISSUES

         Our operations are subject to a variety of United States, federal, state and local laws, rules and regulations governing the storage, transportation, manufacture, use, discharge, release and disposal of product and contaminants into the environment or otherwise relating to the protecting of the environment. These regulations include, among others, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act of 1970, as amended (the "Clean Air Act"), the Clean Water Act of 1972, as amended (the "Clean Water Act"), the Toxic Substances Control Act of 1976 ("TSCA"), the Emergency Planning and Community Right-to-Know Act ("EPCRA"), the Occupational Safety and Health Administration Act ("OSHA"), the Texas Clean Air Act, the Louisiana Environmental Quality Act, Louisiana Air Pollution Control Regulations, the Texas Solid Waste Disposal Act ("TSWDA"), the Texas Water Code, and the Texas Oil Spill Prevention and Response Act of 1991 ("OSPRA"). We incur ongoing costs to comply with these federal, state and local environmental laws and regulations, particularly the comprehensive regulatory programs governing underground storage tanks used in our gasoline operations. Our failure to comply with any applicable environmental regulations, whether or not intentional, can give rise to fines, penalties and sanctions, including criminal charges against employees and management, and may under certain circumstances require the closure of such non-complying facilities.

GOVERNMENT MANDATED DEMAND FOR ENVIRONMENTAL SERVICES; LOSS OF REMEDIATION
FUNDING

         The demand for our remediation services, including the installation and removal of underground storage tanks is largely mandated by environmental legislation, administrative rules and the decisions resulting from these laws. Federal and State regulatory programs have established certain improvements necessary for continued use of motor fueling facilities including a mandate that all existing underground storage tanks be upgraded or replaced by December 22, 1998 to meet certain environmental protection requirements. Many compliance items contain deadlines for adherence to established regulations. Any action which postpones or terminates these deadlines may adversely affect the anticipated volume of our business. In addition, much of our environmental remediation work is financed with funding provided in Texas by the Texas Water Commission through gasoline fees. The loss of remediation funds available to tank owners/operators would also significantly affect the volume of anticipated business for environmental work.

POTENTIAL HAZARDS

         We are subject to all of the normal risks in our industry, including potential for fires and explosions. These events could result in personal injuries and could destroy property. These products, almost all liquids, also have the potential to impose environmental damage if released. Our operations are principally located along the Texas Gulf coast which is subject to natural disasters such as hurricanes and tornadoes. The movement of a major storm through this area could disrupt continued operations and significantly affect our ability to generate revenues. A significant loss that is not fully covered by insurance could have a material adverse effect on our financial position.

CONTROL BY MANAGEMENT

         As of December 31, 1998, our directors and officers beneficially owned approximately 44.4% of outstanding shares of the Common Stock, including shares issuable upon exercise of presently exercisable warrants and options. In addition, J.L. Evans, Sr. had the power to vote approximately 37.3% of our outstanding shares. Accordingly, our management team in general and J.L. Evans in particular, can influence the affairs of the company, including the election of directors and other matters requiring shareholder approval.

DEPENDENCE ON KEY PERSONNEL

         Our future success depends in large part on the continued service of our key personnel. In particular, the loss of the services of J.L. Evans, Sr., Chairman of the Board, President and Chief Executive Officer, Richard Dix, Executive Vice President and/or Richard Goeggel, Vice President and Chief Financial Officer could have a material adverse effect on our operations. We do maintain a key-man life insurance policy on the life of Mr. Evans in the amount of $2.0 million with the company named as the sole beneficiary. We have employment agreements with each of Messrs. Evans, Dix and Goeggel, which expire in September 2001, April 2000 and June 2000, respectively. Our future success and growth also depends on our ability to continue to attract, motivate and retain highly qualified employees, including those with the expertise necessary to operate our businesses. There can be no assurance that we will be able to attract, motivate and retain such persons.

VOLATILITY OF COMMON STOCK

         The market price of our Common Stock has experienced significant volatility, with per share bids ranging from a low of approximately $.88 to a high of approximately $16.00 over the twelve month period from January 1, 1998 to December 31, 1998. Announcements by us or our competitors, our financial performance, developments relating to governmental regulation, general market conditions relating to petroleum distribution and convenience store operations or other factors that we can not predict or control may have a significant effect on our business and on the market price of our securities.

IMPACT OF YEAR 2000 ISSUE

         As with many companies, we are dependent upon complex computer systems for many phases of our operations, including sales and distribution. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 (that is, read the year 2000 as "1900"). We have commenced a program intended to timely identify, mitigate and/or pursue our compliance and the compliance of our suppliers, creditors and financial service organizations. It is not possible, at present to quantify the overall cost of this work, or the financial effect of the year 2000 issue on us if it is not timely resolved. Although we presently believe that the cost of addressing this issue will not have a material effect on our current financial position, we cannot presently assure this.

RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

         Our Articles of Incorporation authorize the issuance of a maximum of 1,500,000 shares of preferred stock. There are no shares of preferred stock currently issued and outstanding. However, if shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by our Board of Directors without approval by our shareholders. Such terms could include, among others, preferences as to dividends, distributions on liquidation and enhanced voting rights. The rights of the holders of the our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The ability of our Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. As a result, it could prevent our shareholders from being paid a premium over the market value for their shares of Common Stock.


FUTURE SALES OF SHARES COULD ADVERSELY EFFECT MARKET

         The shares of Common Stock included in this prospectus will be freely tradable without restriction under the Securities Act upon resale by the selling shareholders. The selling shareholders are not restricted as to the price or prices at which they may sell their shares or as to the number of shares that they may sell at any time. We are unable to predict the effect that sales of Common Stock made under Rule 144 or upon the registration of Common Stock may have on the then prevailing market price of the Common Stock. Nevertheless, sales of substantial amounts of our shares in the public market, or the perception that such sales could occur, could materially and adversely effect the market price of our Common Stock and could impair our ability to raise capital through an offering of equity securities in the future.

NO CASH DIVIDENDS

         We have not paid cash dividends on our Common Stock since 1993. We currently intend to retain earnings, if any, for use in the business and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. Additionally, the loan agreements with our lenders include restrictions prohibiting us from paying dividends.

                                ABOUT THE COMPANY

         Evans Systems, Inc. is a vertically integrated company engaged in the following businesses:

         o        petroleum marketing;

         o        convenience store operations; and

         o        environmental remediation services.

         Our petroleum marketing segment currently sells motor fuels, lubricants, specialty petroleum products, tires and certain automotive accessories through 157 retail outlets primarily on the Texas Gulf Coast and in Southwestern Louisiana. We have agreements to distribute products of several major petroleum companies. Our petroleum marketing segment also owns a petroleum terminal and several bulk plants through which we supply motor fuel to other wholesalers and retailers

         Our convenience store operations currently includes 26 stores throughout Southeast Texas and Louisiana. The stores merchandise a variety of food and non-food items and most of our stores also sell petroleum on a self-serve basis. Convenience stores are a retail service-orientated industry which emphasizes location and convenience above price and other competitive concerns.

         We also provide environmental engineering, consulting and remediation services through our subsidiary, EDCO Environmental Systems, Inc. These services include the removal of leaking and outdated underground storage tanks, related construction, the provision of soil and groundwater remediation services, the sale and installation of underground storage tanks, fuel dispensing equipment and automatic tank gauge systems.

         In February 1998 we suspended the operations of our ChemWay subsidiary to focus on our core lines of business. Prior to such time, ChemWay was engaged in researching, developing, producing and marketing a line of automotive after-market chemical products. On December 30, 1998, we completed the sale of ChemWay to Affiliated Resources Corporation.

         Our executive offices are located at 720 Avenue F North, Bay City, Texas 77414 and our telephone number is (409) 245-2424. We were incorporated in 1968.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the selling shareholders. All net proceeds from the sale of the Common Stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales.

                              SELLING SHAREHOLDERS

         The selling shareholders have informed us that the name, address, maximum number of shares of Common Stock to be sold and total number of shares of Common Stock which each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of Common Stock registered pursuant to this Prospectus. Except as set forth below, none of the selling shareholders has had a material relationship with us during the past three years.

                                                                     Maximum
                                        Number of Shares of         Number of
                                           Common Stock            Shares to be
                                        Beneficially Owned         Offered for           Shares Beneficially Owned
      Name and Address(1)                Prior to Offering           Resale                  After Offering(2)
---------------------------------    -------------------------     -------------     ------------------------------
                                                                                          Number           Percent
                                                                                          ------           -------
Southhills Capital Corp.                      175,000                175,000                0                 0
8221 Brecksville Rd., Suite 207
Brecksville, OH 44141

David Speaker                                 175,000                175,000                0                 0
The Bridge Building, Suite 402
Rocky River, OH 44116

Dresner Capital Resources, Inc.                40,000                 40,000                0                 0
29 South LaSalle Street
Suite 310
Chicago, IL 60603

(1) The calculation of shares of Common Stock beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.

(2)  Assumes that all Common Stock offered by the selling shareholders is sold.

         Our registration of the shares included in this prospectus does not necessarily mean that the selling shareholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling shareholders so long as this prospectus remains in effect; provided, however, that the selling shareholders are first required to contact us to confirm that this prospectus is in effect.

                                 TRANSFER AGENT

         The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling shareholders have employed an underwriter for the sale of Common Stock by the selling shareholders. The selling shareholders will bear all expenses associated with the sale of the Common Stock. The securities covered by this prospectus may be sold by or for the account of the selling shareholders pursuant to this prospectus or pursuant to Rule 144 under the Securities Act.

         The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest at various times in one or more of the following transactions:

         o On any stock exchange on which the shares of Common Stock may be listed at the time of sale;
         o        In negotiated transactions;
         o        In the over-the-counter market; or
         o        In a combination of any of the above transactions.

         The selling shareholders may offer their shares of Common Stock at any of the following prices:

         o        Fixed prices which may be changed;
         o        Market prices prevailing at the time of sale;
         o        Prices related to such prevailing market prices; or
         o        At negotiated prices

         If applicable law requires, we will add a supplement to this prospectus to disclose the specific shares to be sold, the names of the selling shareholders, the public offering prices of the shares to be sold, the names of any agent, dealer or underwriter employed by the selling shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer.

         The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Stock from the selling shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the

Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

         We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of Regulation M under the Exchange Act, which may limit the timing of the purchases and sales of shares of Common Stock by the selling shareholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022.


                             ADDITIONAL INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Registrant and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered will be paid by the Registrant, a protion of which will be reimbursed by certain selling shareholders in accordance with the terms of the purchase agreement dated as of June 1, 1998. Such expenses are as follows:


SEC Registration Fee.....................................     $ 1,653.41
Nasdaq listing expenses..................................       7,500.00
Accounting Fees and Expenses.............................       5,000.00
Legal Fees and Expenses..................................      10,000.00
Miscellaneous Expenses...................................         846.59
                                                                  ------
Total....................................................     $25,000.00
                                                              ==========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Ten of the Registrant's Articles of Incorporation eliminates personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages or any action taken or omitted to be taken in the performance of his duties to the fullest extent permitted under Texas law.

         Section 2.02-1 of the Texas Business Corporation Act provides as follows:

         B. A corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person:

                  (1)      conducted himself in good faith;
                  (2)      reasonably believed:
                           (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and
                           (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and
                  (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         C. Except to the extent permitted by section E of this article, a director may not be indemnified under Section B of this article in respect of a proceeding:

                  (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or
                  (2) in which the person is found liable to the corporation.

         D. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Section B of this article. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

         E. A person may be indemnified under Section B of this article against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         F. A determination of indemnification under Section B of this article must be made:

                    (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;
                    (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;
                    (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subsection (1) or (2) of this section, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or
                    (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

         G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subsection (3) of Section F of this article for the selection of special legal counsel. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under Section B of this article shall be deemed to constitute authorization of indemnification in the manner required by this section even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

         H. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         I. If, in a suit for the indemnification required by Section H of this article, a court of competent jurisdiction determines that the director is entitled to indemnification under that section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

         J. If, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Section B of this article or has been found liable in the circumstances described by Section C of this article, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

         K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination specified in Section F of this article or the authorization or determination specified in Section G of this article, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this article and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by Section E of this article. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement permitted under this section shall be deemed to constitute authorization of that payment or reimbursement.

         L. The written undertaking required by Section K of this article must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

         M. A provision for a corporation to indemnify or to advance expenses to a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, except in accordance with Section R of this article, is valid only to the extent it is consistent with this article as limited by the articles of incorporation, if such a limitation exists.

         N. Notwithstanding any other provision of this article, a corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

         O. An officer of the corporation shall be indemnified as, and to the same extent, provided by Sections H, I, and J of this article for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under this article.

         P. A corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity to the same extent that it may indemnify and advance expenses to directors under this article.

         Q. A corporation may indemnify and advance expenses to an officer, employee, agent, or person identified in Section P of this article and who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law.

         R. A corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or any other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if coverage for the additional liability has been approved by the shareholders of the corporation. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, a corporation may, for the benefit of persons indemnified by the corporation, (1) create a trust fund; (2) establish any form of self-insurance;
(3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the corporation. In the absence of fraud, the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

         S. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A, Article 9.10, of this Act and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

         T. For purposes of this article, the corporation is deemed to have requested a director to serve as a trustee, employee, agent, or similar functionary of an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by a director with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

         U. The articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under Section H, I, J, O, P, or Q of this article.

         See Item 17 below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended. The Registrant does not maintain a directors and officers insurance policy.

ITEM 16.          EXHIBITS.

                  EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to the securities registered hereunder.

         23(a)    Consent of PricewaterhouseCoopers LLP.

         23(b) Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included within Exhibit 5).

         24(a) Powers of Attorney (included on the Signature page of this Registration Statement).


ITEM 17.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                  a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorizes this Registration Statement to be signed on its behalf by the undersigned, the City of Bay City, State of Texas, on the 11th day of January 29, 1999.

                                  EVANS SYSTEMS, INC.
                                  (Registrant)

                                  By: /s/ Jerriel L. Evans
                                      ----------------------------------------
                                      Jerriel L. Evans, Chairman of the Board,
                                      President and Chief Executive Officer

                                                     POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of J.L. EVANS SR. and RICHARD DIX his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                          Title                                      Date
      ---------                          -----                                      ----
/s/ Jerriel L. Evans        Chairman of the Board, President and               January 29, 1999
-------------------------   Chief Executive Officer (principal
Jerriel L. Evans, Sr.       executive officer)

/s/ Richard Goeggel         Chief Financial Officer (principal financial       January 29, 1999
-------------------------   and accounting officer)
Richard Goeggel

/s/ Maybell H. Evans        Director                                           January 29, 1999
-------------------------
Maybell H. Evans

/s/ Darlene E. Jones        Director                                           January 29, 1999
-------------------------
Darlene E. Jones

/s/ Charles N. Way          Director                                           January 29, 1999
-------------------------
Charles N. Way

/s/ Carl W. Schafer         Director                                           January 29, 1999
-------------------------
Carl W. Schafer

/s/ David L. Deerman        Director                                           January 29, 1999
-------------------------
David L. Deerman

/s/ Julie H. Edwards        Director                                           January 29, 1999
-------------------------
Julie H. Edwards

/s/ Peter J. Losavio, Jr.   Director                                           January 29, 1999
-------------------------
Peter J. Losavio, Jr.